EXHIBIT 99.1

NEWS
Anadarko Names R.A. Walker New Chief Financial Officer
     HOUSTON, Aug. 7, 2005 — Anadarko Petroleum Corporation (NYSE: APC) announced today that R. A. ‘Al’ Walker has been named as Senior Vice President, Finance and Chief Financial Officer (CFO), effective September 6.
     “We are pleased that Al Walker will be joining Anadarko’s executive management team as our new CFO,” said Anadarko President and CEO Jim Hackett. “We believe that Al’s management style and investment and banking background, as well as his experience with the exploration and production industry, will make him a strong asset to our team.”
     Walker, 48, currently serves as Managing Director for the Global Energy Group of UBS Investment Bank where he is responsible for the firm’s upstream energy practice. Prior to UBS, Walker was President and CFO of 3TEC Energy Corporation until its merger with Plains Exploration and Production Company in 2003. From 1987 to 2000, he worked for Prudential Financial in a variety of merchant banking positions, most recently as Senior Managing Director and Co-head of Prudential Capital Group, a large asset management affiliate which invests in privately-placed debt and equity securities. Earlier in his career, Walker gained experience in both the banking and energy sectors.
     Walker holds a Bachelor of Science and a Masters of Business Administration from the University of Tulsa. He currently serves on the Board of the Houston Producers Forum and has served on numerous corporate Boards in the oil and gas sector, including Ocean Energy Inc., Seagull Energy Corporation, Maxus Energy Corporation, Global Natural Resources, 3TEC Energy Corporation and TEPPCO Partners, LP.
     “The opportunity to join an organization with a history as rich as Anadarko’s, combined with its commitment to shareholder growth and the leadership and integrity of Jim Hackett and his management team, is very unique,” Walker said. “Anadarko is an outstanding firm and it’s a pleasure to join this company as it becomes an even bigger global energy player.”
     Anadarko’s current CFO, Jim Larson, will continue with the company as Senior Vice President in order to ease the succession to a new CFO. Larson plans to retire at year-end.
     Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring and exploring for oil and gas resources vital to the world’s health and welfare. As of year-end 2004, the company had 2.37 billion BOE of proved reserves, making it one of the world’s largest independent exploration and production companies. Anadarko’s operational focus extends from the deepwater Gulf of Mexico, up through Texas, Louisiana, the Mid-Continent, western U.S. and Canadian Rockies and onto the North Slope of Alaska. Anadarko also has significant production in Algeria, Venezuela and Qatar, and exploration or production positions in several other countries. For more information about how Anadarko is bringing excellence to the surface, please visit: www.anadarko.com.
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Media Contacts:
Teresa Wong, teresa_wong@anadarko.com, (832) 636-1203
Investor Contacts:
David Larson, david_larson@anadarko.com, (832) 636-3265
Stewart Lawrence, stewart_lawrence@anadarko.com, (832) 636-3326